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                                                                    EXHIBIT 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS

          We consent to the inclusion in this registration on Form S-4 of our report dated November 20, 1996, which report includes an explanatory paragraph regarding uncertainty as to the ability of the company to continue as a going concern, on our audits of the financial statements of The OASys Group, Inc. for the nine months ended September 30, 1996, for the period from March 22, 1995 (date of inception) to December 31, 1995 and the cumulative period from March 22, 1995 (date of inception) to September 30, 1996. We also consent to the reference to our firm under the caption "Experts."


                                    /s/ Coopers & Lybrand L.L.P.
                                    Coopers & Lybrand L.L.P.

San Jose, California
December 23, 1996